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                                                                     Exhibit 5.0

                                     Law Offices
                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                      12th Floor
                                734 15th Street, N.W.
                               Washington, D.C.  20005
                               Telephone (202) 347-0300

                                    August 5, 1998

Board of Directors
R&G Financial Corporation
280 Jesus T. Pinero Avenue
Hato Rey, Puerto Rico 00918

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 1,800,000 shares of Noncumulative Perpetual Monthly Income Preferred Stock, Series A ($25 liquidation preference per share) ("Series A Preferred Stock") of R&G Financial Corporation, a Puerto Rico corporation (the "Corporation"), we have been requested to render our opinion as your special counsel as to the validity of the Series A Preferred Stock.

     In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied as to all matters of fact upon written or oral representations of certificates of officers of the Corporation and public officials, and we have assumed the accuracy of all statements of fact therein without any independent investigation thereof.

     The opinion which we render herein is limited to those matters governed by the federal laws of the United States as of the date hereof. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We are members of the District of Columbia bar and do not express any opinion as to the laws of any other jurisdiction. In rendering the opinion herein, we have relied with your permission on the opinion of McConnell Valdes of even date herewith with respect to the corporation laws of the Commonwealth of Puerto Rico. We express no opinion as to compliance with Puerto Rico securities or "blue sky" laws and the opinions set forth herein are qualified in that respect.

     Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that, when the Registration Statement has become effective under the Act, the certificate of resolution containing the designation of the

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relative rights and preferences of the Series A Preferred Stock has been duly filed with the Department of State of the Commonwealth of Puerto Rico, and the Series A Preferred Stock has been issued and delivered as contemplated in the Registration Statement, the shares of the Series A Preferred Stock will have been duly authorized and validly issued and will be fully paid and non-assessable when delivered against payment therefor.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P


                                   By: /s/ Norman B. Antin
                                      ------------------------------
                                      Norman B. Antin, a Partner